Patheon Announces the Retirement of Stuart Grant
Company Commences Search for a New CFO

DURHAM, N.C. — October 11, 2016 – Patheon N.V. (NYSE:PTHN), a leading global provider of high-quality drug development and delivery solutions to the pharmaceutical and biopharma industries, today announced that its executive vice president and chief financial officer, Stuart Grant, plans to retire in 2017. Grant will remain in his current role until a successor has been appointed and a transition has been completed. The company has initiated a search to identify a replacement for Grant.
“We’re very grateful to Stuart for his significant contributions to the success of Patheon,” said Jim Mullen, chief executive officer, Patheon. “Stuart has been a great leader, colleague and friend. We wish him all the best in his well-deserved retirement.”
Grant added,” I’ve been honored to be part of a great team at Patheon and look forward to assisting the company with the search and transition process.”
Forward-looking Statements
The statements in this press release that are not historical facts may be forward-looking statements. Such forward looking statements, based upon the current beliefs and expectations of Patheon's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.
About Patheon
Patheon is a leading global provider of pharmaceutical development and manufacturing services. With approximately 8,000 employees worldwide, Patheon provides a comprehensive, integrated and highly customizable set of solutions to help customers of all sizes satisfy complex development and manufacturing needs at any stage of the pharmaceutical development cycle. www.patheon.com

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Contact:
Mari Mansfield
Tel: +1 (919) 226 -3137
Email: Mari.Mansfield@Patheon.com
media@patheon.com